UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.2)

                       THE COAST DISTRIBUTION SYSTEM, INC.
                                (Name of Issuer)

                         COMMON STOCK - PAR VALUE $0.001
                         (Title of Class of Securities)

                                   190345 10 8
                                 (CUSIP Number)

                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of This Statement)


                                  Alan W. Weber
                                 23 Berkley Lane
                            Rye Brook, New York 10573
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]      Rule 13d-1(b)
     [_]      Rule 13d-1(c)
     [_]      Rule 13d-1(d)

                                  SCHEDULE 13G

CUSIP NO. 190345 10 8                                          PAGE 2 OF 7 PAGES
                                                                    -    -

--------------------------------------------------------------------------------
1.             NAME  OF  REPORTING  PERSON
               JB  Capital  Partners,  L.P.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-3726439

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                  (b) [X]

--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               Delaware

--------------------------------------------------------------------------------
               5.     SOLE VOTING POWER
                      -0-
NUMBER OF      -----------------------------------------------------------------
SHARES         6.     SHARED VOTING POWER
BENEFICIALLY          285,400
OWNED BY       -----------------------------------------------------------------
EACH           7.     SOLE DISPOSITIVE POWER
REPORTING             -0-
PERSON WITH    -----------------------------------------------------------------
               8.     SHARED  DISPOSITIVE  POWER
                      285,400
               -----------------------------------------------------------------
9.             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
               285,400

--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES* [_]

--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               6.5%

--------------------------------------------------------------------------------
12.            TYPE  OF  REPORTING  PERSON*
               PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13G

CUSIP NO. 190345 10 8                                          PAGE 3 OF 7 PAGES
                                                                    -    -

--------------------------------------------------------------------------------
1.             NAME  OF  REPORTING  PERSON
               Alan  W.  Weber
               I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                                  (b) [X]

--------------------------------------------------------------------------------
3.             SEC  USE  ONLY

--------------------------------------------------------------------------------
4.             CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
               United States

--------------------------------------------------------------------------------
               5.     SOLE VOTING POWER
                      1,000
NUMBER OF      -----------------------------------------------------------------
SHARES         6.     SHARED VOTING POWER
BENEFICIALLY          285,400
OWNED BY       -----------------------------------------------------------------
EACH           7.     SOLE DISPOSITIVE POWER
REPORTING             1,000
PERSON WITH    -----------------------------------------------------------------
               8.     SHARED  DISPOSITIVE  POWER
                      285,400
               -----------------------------------------------------------------
9.             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
               286,400

--------------------------------------------------------------------------------
10.            CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES* [_]

--------------------------------------------------------------------------------
11.            PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
               6.5%

--------------------------------------------------------------------------------
12.            TYPE  OF  REPORTING  PERSON*
               IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

ITEM 1(a).     NAME OF ISSUER.

               The Coast Distribution System, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               350 Woodview Avenue, Morgan Hill, California 95037

ITEM 2(a).     NAME OF PERSONS FILING:

               This statement is filed by:
               (ii) JB Capital Partners, L.P., a Delaware limited partnership
                    ("JB Capital");and

               (i)  Alan W. Weber, a United States citizen ("Weber")


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               23 Berkley Lane, Rye Brook, New York 10573

ITEM 2(c).     CITIZENSHIP:

               See Item 2(a)

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock - Par Value $0.001

ITEM 2(e).     CUSIP NUMBER:

               190345 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not applicable.


                                Page 4 of 7 Pages

                                  SCHEDULE 13G

ITEM 4.        OWNERSHIP:

               (a) Amount beneficially owned by reporting persons: 286,400 shares
               (b)  Percent of class: 6.5%
               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the vote: 1,000 shares
                    (ii) Shared power to vote or to direct the vote: 286,400
                         shares
                    (iii)Sole power to dispose or to direct the disposition of:
                         1,000 shares
                    (iv) Shared power to dispose or to direct the disposition
                         of: 286,400 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               None of the reporting persons is an entity specified in Rule 13d-1 (b) (1) (ii)

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 7 Pages

                                  SCHEDULE 13G


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2003



                                                JB CAPITAL PARTNERS, L.P.



                                                By: /s/ Alan W. Weber
                                                    ----------------------------
                                                    Name: Alan W. Weber
                                                    Title: General Partner



                                                By: /s/ Alan W. Weber
                                                    ----------------------------
                                                    Name: Alan W. Weber

                                Page 6 of 7 Pages
                             JOINT FILING AGREEMENT


     The undersigned parties hereby agree that the Schedule 13G Amendment No. 2 filed herewith relating to the Common Shares, par value $0.001, of The Coast Distribution System, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Dated: February 14, 2003



                                                JB CAPITAL PARTNERS, L.P.



                                                By: /s/ Alan W. Weber
                                                    ----------------------------
                                                    Name: Alan W. Weber
                                                    Title: General Partner



                                                By: /s/ Alan W. Weber
                                                    ----------------------------
                                                    Name: Alan W. Weber



                                Page 7 of 7 Pages